Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Michael R. Sayre
Executive Vice President & CFO
(614) 748-1150
Michael.Sayre@pinnacle.com

PDSi REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2004

COLUMBUS, Ohio (October 20, 2004) – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced continued sales growth for its third fiscal quarter of 2004, the thirteen-week period ended September 25, 2004.

Sales for the third quarter of 2004 totaled $8.8 million, an increase of 69% over sales of $5.2 million reported in the comparable period of 2003. Year-to-date sales through September 25, 2004, totaled $27.1 million, an increase of 79% over $15.1 million for the comparable period of 2003.

Gross profit was $1.5 million for the third quarters of both 2004 and 2003 due to sales mix. Year-to-date gross profit through September 25, 2004, was $6.5 million, an increase of 48% from $4.4 million in the comparable period of 2003.

The Company benefited from its targeted growth strategy in both the 2004 third quarter and the year to date, and has continued to increase investment for its future growth as well. For the third quarter of 2004, operating expenses, including sales, general and administrative (SG&A) expenses, totaled $1.5 million compared to $1.3 million in the comparable quarter of 2003. In the third quarter of 2004, these operating expenses were 17% of sales compared to 25% in the third quarter of 2003. Year-to-date through September 25, 2004, operating expenses were $4.9 million, a 35% increase over $3.7 million for the comparable period of 2003, and 18% of sales in 2004 compared to 24% of sales in 2003.

Net income for the third quarter of 2004 was $1,000, or $0.00 per diluted share, compared to net income of $122,000, or $0.02 per share, for the third quarter of 2003, as the Company followed through and remains on schedule with its earlier-reported strategic plans to continue investing in future growth. Year-to-date net income through September 25, 2004, was $860,000, or $0.14 per diluted share, an increase of 129% over net income of $376,000, or $0.07 per diluted share, for the comparable period of 2003.

John D. Bair, Chairman and CEO, said major growth in product sales generated by the Company’s engineering and manufacturing services was offset at the gross profit line by a seasonal decline in repair services that was larger than anticipated. “Overall, we are pleased with the sales results of the quarter. Our year-to-date sales of $27 million surpasses our previous annual sales record of $25 million set in 2000,” Bair said. “To grow this company to the next level, we must continue to invest prudently in a sales and marketing organization that can bring in new business and a scalable organization that can continue to deliver the quality and service our Fortune Global 500 customers demand. As a result of these investments in future growth, we expect quarterly earnings to be particularly influenced by sales mix. We are adhering to our strategic plan focused on long-term growth and will continue to measure our success on

1.	the quantity and quality of the customers, partners and programs we win each year,

2.	year-over-year sales growth,

3.	being profitable on an annual basis, and

4.	progress towards building infrastructure that can achieve increased operating leverage.”

Highlights of the Quarter

During the third quarter of 2004, PDSi

•	Restructured its organization under a new President and COO to lead its growth, Christopher L. Winslow, and added Mr. Winslow and Carl J. Aschinger, Jr., a sitting CEO with a career of business and public company board experience, to its Board of Directors, further signifying the Company’s commitment to growth and the change required to achieve it,

•	Won a Best in Class Award for outstanding performance in 2004 from Sun Microsystems, Inc.,

•	Initiated the major repair program with a new customer in the high-performance computing, visualization and storage industry that was won in the second quarter of this year and is expected to ramp up to the $2-3 million annual revenue level by early 2005, and

•	Passed a comprehensive audit and received first time orders from a Fortune Global 50 corporation that is one of the world’s leading medical equipment manufacturers, and received first time orders from another of the world’s leading medical equipment manufacturers. The Company’s registration under the ISO 13485 standard for medical device manufacturers and the independent confirmation of the Company’s compliance to 21CFR820, the Food & Drug Administration’s quality system regulations for medical device manufacturers, were instrumental in winning these orders.

Additional Operating Results

For the third quarter of 2004, product sales totaled $7.6 million, an increase of 114% over product sales of $3.5 million for the third quarter of 2003. This improvement was due to increases in commercial imaging, medical diagnostic, hardware management service and remote management diagnostic product sales. The gross profit margin percentage on products decreased to 15% in the 2004 quarter from 28% in the 2003 quarter, as higher volume, lower value-added and lower margin products dominated the product mix for the quarter. However, gross profit on product sales for the 2004 quarter totaled $1.2 million, up 18% compared with $1.0 million for the same period in 2003.

For the third quarter of 2004, service sales totaled $1.2 million, a decrease of 26% from service sales of approximately $1.7 million for the third quarter in 2003, due to the larger than anticipated seasonal decline in repair services. The gross profit margin percentage on service sales was 30% in the 2004 quarter compared to 32% in the 2003 quarter due to the lower volume. Gross profit on service sales for the 2004 quarter totaled $365,000, compared to $536,000 for the same period in 2003, offsetting the gross profit gain from the increased product sales.

In the year-over-year quarterly comparison, the higher operating expenses combined with similar gross profit resulted in a breakeven third quarter for 2004 compared to the $0.02 earnings per diluted share comparable quarter of 2003.

On September 25, 2004, accounts receivable was $5.9 million, relatively unchanged from the June 26, 2004, balance sheet after the second quarter’s $11 million record sales, but increased from $5.1 million on December 31, 2003. Almost half of the sales in the third quarter of 2004 were shipped in the third month of that quarter. Overall collection time on the Company’s accounts receivable has remained consistent. On September 25, 2004, inventory increased to $4.4 million from $2.0 million on December 31, 2003. The increase in inventory has been steady throughout the year, first with inventory buys to support record first half and continuing growth in product sales and most recently with inventory buys to support two specific multi-year programs. In the agreements for both of these programs, as in many of our agreements in the past, the customers have given certain assurances and guarantees regarding the program inventory purchased by PDSi, thereby minimizing the risk of obsolescence.

On September 25, 2004, borrowing on the line of credit was $2.7 million compared to $2.5 million on December 31, 2003. Accounts payable were $3.9 million compared to $1.9 million at year-end 2003, reflecting the increases in sales and the inventory for the new service programs. Availability on the line at September 25, 2004, was approximately $2.3 million. An additional $2.0 million borrowed by the Company on a 120-day note in May 2004 to help finance short-term working capital needs generated by first half record sales was re-paid in full in the third quarter.

Outlook

“With the growing set of lifecycle solutions we offer OEMs, we believe we have the potential to grow beyond $100 million in revenues and continue to be profitable on an annual basis over the next five years. Our challenge is to achieve that level of growth with our ongoing commitment to improving long-term profitability,” said Michael R. Sayre, Executive Vice President and CFO. “We expect that fourth quarter sales will be near last year’s record and that we will be profitable. Assuming the achievement of those expectations, we will report over 40% growth in sales for the second year in a row and earnings growth of over 80% in 2004. In 2005, with favorable economic growth, we are planning to achieve another record sales year and achieve annual profitability, while making significant progress towards building future value in our company.”

Conference Call

PDSi will host a conference call today at 11:00 a.m. EDT to discuss 2004 third-quarter results and the company’s strategic growth plans. The conference call may be accessed by calling (888) 880-1525. The passcode for the conference call is “Pinnacle Data” and the conference identification number is 1267389. Please be prepared to provide both the passcode and the conference identification number to access the call. A slide presentation that will be referenced during the call may be accessed at the PDSi Website at www.pinnacle.com, by clicking on “Company Information,” “Investor Relations,” “Investor Presentations,” and “October 2004 - Investor Conference Call.”

About PDSi

PDSi provides lifecycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, aerospace, imaging and computer equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and to provide service and support to units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving the $100 million revenue level and being profitable on an annual basis over the next five years, the Company achieving 2004 fourth quarter sales similar to the comparable quarter of 2003 and being profitable in the 2004 fourth quarter, the Company achieving over 40% annual sales growth and 80% annual earnings growth in 2004, and achieving record sales and being profitable in 2005. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for our products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in our business or our relationship with major technology partners, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with our new business practices, processes and information systems. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	September 25, 2004	December 31, 2003
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$299	$48
Accounts receivable, net of allowance for doubtful accounts of $20,000	5,841	5,127
Inventory	4,440	2,024
Other prepaid expenses	131	197
Deferred income taxes	428	428

	11,139	7,824

PROPERTY AND EQUIPMENT
Leasehold improvements	283	227
Furniture and fixtures	369	332
Computer equipment and related software	2,386	2,264
Shop equipment	566	495

	3,604	3,318
Less accumulated depreciation and amortization	2,648	2,232

	956	1,086

OTHER ASSETS	23	30

	$12,118	$8,940

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

BALANCE SHEETS

($ thousands)	September 25, 2004	December 31, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$2,652	$2,487
Accounts payable	3,901	1,902
Accrued expenses:
Wages, payroll taxes and benefits	331	352
Income taxes	49	7
Other	150	101
Unearned revenue	19	—

	7,102	4,849

LONG-TERM LIABILITIES
Deferred income taxes	55	55

	7,157	4,904

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 5,588,806 and 5,539,796 shares Issued and outstanding, respectively	2,237	2,172
Additional paid-in capital	502	502
Retained earnings	2,222	1,362

	4,961	4,036

	$12,118	$8,940

PINNACLE DATA SYSTEMS, INC

(DBA PDSi)

STATEMENTS OF OPERATIONS

	For the Quarter Ended		For the Three Quarters Ended
($ thousands, except per share totals)	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SALES
Product sales	7,556	3,539	22,760	9,205
Service sales	1,229	1,653	4,352	5,917

	8,785	5,192	27,112	15,122

COST OF SALES
Product sales	6,396	2,556	17,892	6,960
Service sales	864	1,117	2,743	3,798

	7,260	3,673	20,635	10,758

GROSS PROFIT	1,525	1,519	6,477	4,364

OPERATING EXPENSES	1,500	1,285	4,940	3,668

INCOME FROM OPERATIONS	25	234	1,537	696

OTHER EXPENSE
Interest expense	24	22	79	67

INCOME BEFORE INCOME TAXES	1	212	1,458	629

INCOME TAX EXPENSE	0	90	598	253

NET INCOME	$1	$122	$860	$376

BASIC EARNINGS PER SHARE	$0.00	$0.02	$0.15	$0.07

DILUTED EARNINGS PER SHARE	$0.00	$0.02	$0.14	$0.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	5,587,377	5,530,030	5,560,779	5,522,631

Diluted	6,079,761	5,857,748	6,116,538	5,765,321

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS

Three Quarters Ended September 25, 2004 and September 27, 2003

($ thousands)	2004	2003
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$860	$376

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	425	429
Inventory reserves	178	196
Loss on disposal of assets	(—)	(13)
(Increase)/decrease in assets:
Accounts receivable	(714)	(1,413)
Inventory	(2,660)	450
Prepaid expenses and other assets	66	179

Increase/(decrease) in liabilities:
Accounts payable	1,999	571
Accrued expenses and taxes	70	(148)
Unearned revenues	19	88

Total adjustments	(617)	339

Net cash provided by/(used in) operating activities	243	715

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(222)	(108)
Proceeds from sale of property and equipment	—	27

Net cash used in investing activities	(222)	(81)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	165	(565)
Principal payments on long-term debt	—	(33)
Principal payments on capital lease obligation	—	(19)
Proceeds from stock options exercised	65	6
Other proceeds from shareholders	—	1

Net cash provided by/(used in) financing activities	230	(610)

PINNACLE DATA SYSTEMS, INC.

(DBA PDSi)

STATEMENTS OF CASH FLOWS (CONTINUED)

Three Quarters Ended September 25, 2004 and September 27, 2003

($ thousands)	2004	2003
INCREASE IN CASH	251	24

CASH - Beginning of period	48	36

CASH - End of period	$299	$60

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$76	$68

Income taxes paid, net of refunds	$557	$329

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS

During 2004, the company capitalized $65,000 of inventory as computer equipment.
During 2003, the company capitalized $184,000 of inventory as computer equipment